Web Site Design Project Contract

Client Information:

REVO VENTURES INC.

Post Office 020

Lu Yuan District, Chang Chun

Ji Lin, China, 130062

1.    Authorization. The above-named Client (hereinafter referred to as "Client") is engaging Li Xia Wen (hereinafter referred to as "the Designer"), as an independent contractor for the specific purpose of designing a World Wide Web site (hereinafter referred to as "Web Design Project") to be published on the Client's account on an Internet Service Provider (ISP)/Web Presence Provider (WPP) computer, hereinafter refer to as "Hosting Service", or provider on diskette at the Client's option. The Client hereby authorizes the Hosting Service to provide The Designer with "full access" to the Client's account, and any other programs needed for this Web Design Project that are included as part of the Client's service agreement/level. The Client also authorizes The Designer to submit the completed Web Design Project to major Web Search Engines.

2.    Development. This Web Design Project will be developed using Macromedia Dreamweaver 8.

  Browser Compatibility- Designing a web site to fully work in multiple browsers (and browser versions) can require considerable, extra effort. It could also involve creating multiple versions of code/pages. The Designer represents and warrants that the web site we design for you will work in:

  Microsoft Internet Explorer versions 3 and up

  Netscape Navigator/Communicator versions 3 and up

  Accessibility for People with Disabilities- The Designer's standard is to meet at least half the currently recommended guidelines for web site development. Without sacrificing quality and design, we try to ensure that the content and functions we build into our web sites are available to all visitors.

3.    Assignment of Web Design Project. The Designer reserves the right and you hereby agree to assign subcontractors to this Web Design Project to insure that the terms of this agreement are met as well as on-time completion.

4.    Copyrights and Trademarks. the Client unconditionally guarantees that any elements of text, graphics, photos, designs, trademarks, or other artwork furnished to The Designer for inclusion in the Web Design Project are owned by the Client, or that the Client has permission from the rightful owner to use each of these elements, and will hold harmless, protect, indemnify and defend The Designer and its subcontractors from any liability (including attorney's fees and court costs), including any claim or suit, threatened or actual, arising from the use of such elements furnished by the Client.

5.    Web Site Maintenance. This agreement allows for minor website maintenance to pages over a 6 month period, up to an average of one half hour per regular web page, including updating links and making minor changes to a sentence or paragraph. It does not include replacing nearly all the text from a page with new text, major page reconstruction, new pages, guestbook's, discussion webs, navigation structure changes, attempted updates by Client repairs or Web Design Projects delivered to Client via diskette. The period of 6 months begins on the date the Client's web design site is available to be published to Client's hosting service or 30 days from the date this agreement was signed, which ever comes first. If the Client's web design package includes database access using Active Server Pages (ASP), then very minor page code changes will be accepted under this web site maintenance plan, major page code and/or database structural changes will be charged at then hourly rates.

6.    Completion Date. The Designer and the Client must work together to complete the Web Design Project in a timely manner. We agree to work expeditiously to complete the Web Design Project no later than 60 days after Client does not supply The Designer with complete text and graphics content for this Web Design Project within 90 days of the effective date this agreement, the entire deposit amount of the agreement shall be retained by The Designer as liquidated damages and the contract shall become null and void, at The Designer' option, unless the Web Design Project is cancelled in writing by the Client prior to 45 days of the effective date of the agreement.

7.    Project Delivery. the final web site design project will be published to the Client's hosting service upon receipt of final payment or delivered via diskette upon the receipt of full payment. The Client understands that The Designer does not provide any hosting services in connection with this Web Design Project. Hosting services require a separate contract with the hosting service of the Client's choice. The Client agrees to select a hosting service which allows The Designer full access to the Client's account via FrontPage 2005 or FTP. The Client will be solely responsible for any and all hosting service charges.

  Publishing:    1) If the hosting service has FrontPage 2005 extensions installed and the extensions are not configured correctly to support publishing/FrontPage 2005 functionally, The designer charges at its then hourly rate for the effort involved to resolve whatever problems may arise. 2) If the hosting service does not have FrontPage 2005 extensions installed, The Designer charges at its then current hourly rate to publish the site.

  Diskette:    The Client assumes all responsibility for the use and functionally of the Web Design Project.

8.    Electronic Commerce Laws. The Client agrees that the Client is solely responsible for complying with any laws, taxes, and tariffs applicable in any way to the Web Design Project or any other services contemplated herein, and will hold harmless, protect, and defend The Designer and its subcontractors from any claim, suit, penalty, tax, fine or tariff arising from the Client's exercise of Internet electronic commerce and/or any failure to comply with any such laws, taxes, and tariffs.

9.    Web Design Project Copyright. Copyright to the finished web design site produced by The Designer will be owned by The Designer. The Client will be assigned rights to use the Web Design Project as a web site, once final payment under this agreement and any additional charges incurred have been paid. Rights to photos, graphics, source code, work-up files, and computer programs are specifically not transferred to the Client, and remain the property of their respective owners. The Designer and its subcontractors retain the right to display graphics and other Web design elements as examples of their work in their respective portfolios. All Web Design Projects will contain a copyright/legal statement with a link to The Designer' Design Services Web Site.

10.    Payments. Payments must be made promptly based on the terms of this Web Site Design Project. The Designer reserves the right to remove any Web Design Project from viewing on the Internet until final payment is made. In case collection proves necessary, the Client agrees to pay all fees (including all attorney's fees and court costs) incurred by that process. This agreement becomes effective only when signed by The Designer. Regardless of the place of signing of this agreement the Client agrees that for purposes of venue, this agreement was entered into in Chang Chun, Ji Lin, China, and any dispute will be litigated or arbitrated in Chang Chun, Ji Lin, China, and the Client hereby consents to the personal jurisdiction of the Chinese State Courts. Furthermore, the Client waves any right to or claim of sovereign immunity. Adding of Meta Tags (Description and Keywords) and the submission of the Web Design Project to Web search engines and updating occur only after the full final payment is made. All payments will be made in U.S. Dollars.

11.    Payment Schedule. Payment for services provided hereby shall be made in accordance with the conditions contained in this contract. Notwithstanding any prices listed in literature or on Web pages,  the Client and The Designer agree that the services described in this contract shall be completed for $4,000 USD. Payment is due upon the completion of the beta phase of the website. All amounts must be in U.S. Dollars.

12.    Legal Notice. Notwithstanding anything to the contrary contained in this contract, neither The Designer nor any of its employees or agents, warrant that the functions contained in the Web Design Project will be uninterrupted or error-free. The entire risk as to the quality and performance of the Web Design Project if with the Client. In no event will The Designer be liable to the Client or any third party for any damages, including, but not limited to, service interruptions caused by Acts of God, the Hosting Service or any other circumstances beyond our reasonable control, any lost profits, lost savings or other incidental, consequential, punitive, or special damages arising out of the operation of or inability to operate this Web Design Project, failure of any service provider, of any telecommunications carrier, of the internet backbone, of any internet servers, your or your site visitor's computer or internet software, even if The Designer has been advised of the possibility of such damages.

13.    This Agreement. This agreement constitutes the sole agreement between The Designer and the Client regarding this Web Design Project. Any additional work not specified in this contract or any other amendment or modification to this contract must be authorized by a written request signed by both Client and The Designer. All prices specified in this contract will be honored for 6 months after both parties sign this contract. Continued services after that time will require a new agreement.

The undersigned hereby agree to the terms, conditions and stipulations of this agreement on behalf of his or her organization or business.

This Agreement constitutes the entire understanding of the parties. Any changes or modifications thereto must be in writing and signed by both parties.

AGREED TO:

Client

By: Jianbin Chen on behalf of Revo Ventures Inc.

Date: July 28, 2006

Name: Jianbin Chen

Title: President

Address: Post Office 020, Lu Yuan District, Chang Chun, Ji Lin, China, 130062

Signature: /s/ Jianbin Chen

THE DESIGNER

By: Li Xia Wen

Date: July 28, 2006

Signature: /s/ Li Xia Wen